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NASDAQ GRANTS INSMED INCORPORATED 180-DAY EXTENSION TO REGAIN COMPLIANCE WITH MINIMUM BID PRICE RULE

RICHMOND, VA. – December 16, 2010 - Insmed Incorporated (Nasdaq CM: INSM), a biopharmaceutical company, announced today that it had received a letter, dated December 16, 2010, from The NASDAQ Stock Market, notifying Insmed that it has been granted an additional 180-day compliance period, or until June 13, 2011, to regain compliance with the $1.00 per share minimum bid price rule for continued listing on The NASDAQ Capital Market, as set forth in NASDAQ Listing Rule 5550(a)(2).

The NASDAQ Letter states that, pursuant to Listing Rule 5810(c)(3)(A), Insmed is eligible for this additional compliance period because it meets all other NASDAQ Capital Market initial listing criteria set forth in Listing Rule 5505.  Previously, on June 18, 2010, Insmed was notified by NASDAQ that it did not meet the minimum bid price rule required for continued listing and was provided until December 15, 2010 to achieve compliance.

About Insmed

Insmed Incorporated is a biopharmaceutical company focused on the development of innovative inhaled pharmaceuticals for the site-specific treatment of serious lung diseases, and has a proprietary protein platform aimed at niche markets with unmet medical need. Insmed’s primary focus is on the development of inhaled antibiotic therapy delivered via proprietary advanced pulmonary liposome technology in areas of high unmet need in lung diseases.  For more information, please visit http://www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to development of our products, the business strategies, plans and objectives of management, or our continued listing on the NASDAQ National Market, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements.  The risks and uncertainties include, without limitation, we may be unsuccessful in developing our product candidates, our expenses may be higher than anticipated and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010.  Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.